Exhibit 10.1

                       MEMORANDUM OF UNDERSTANDING ("MOU")

     Made and entered in ______________ on _____July 2003 ("Effective Date")

Between:

Netafim (A.C.S.) Ltd., a cooperative society incorporated under the laws of the State of Israel and having its registered address at 161 Arlozorov Street, Tel-Aviv, Israel ("Netafim"); and between:

OrganiTECH U.S.A. Inc., a public company incorporated under the laws of Deleware and having its registered address at P.O.Box 133, Nesher 36601 ("OTUS"); and between:

Organitech Ltd., a private limited company incorporated under the laws of the State of Israel, and having its registered address at P.O.Box 133, Nesher 36601 ("OTI");

Preamble

Whereas Netafim is engaged in the business of manufacturing, developing, marketing, distributing and selling worldwide irrigation products and advanced agricultural solutions inter alia for greenhouses; and

Whereas OTUS is an American Company, duly registered in the state of Delaware, U.S.A., that fully owns Organitech Ltd. (the "OTI"), and

Whereas OTI is an Israeli private limited company that holds and possesses IP and know how in a range of agricultural technologies, including automated machines for growing leafy vegetables and other growths using hydrophonics method; and

Whereas OTUS, OTI and Netafim wish to collaborate together in relation to their respective greenhouse technologies and to that end OTUS and OTI are interested that Netafim will provide OTI certain products and services, including without limitation, R&D, agronomic support, manufacturing, marketing and distribution services ("Services"), and Netafim is willing to provide such Services to OTI, all in accordance with the terms and conditions of this MOU; and

Whereas OTI has encountered financial difficulties and require intermediate funding, and Netafim wishes to provide OTI with such funding against receipt of shares in OTI, all in accordance with the provisions of this MOU.

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                  Now therefore, the parties agree as follows:

First Period - from execution of Agreement(s) and not later than 31 December
2003

      Funding

      1. Netafim will finance the activities of OTI in the amount of $100,000 by not later than 31 December 2003, according to an agreed business plan, detailed working plan and budget (the "Netafim's Capital"), which shall be annexed to this MOU as Annex A, within 30 days from the Effective Date. Netafim's Capital will be used only for OTI's operations and will not serve to pay any debts or liabilities of OTUS.

      Services

      2. Upon execution of this MOU and until 31 December 2003, Netafim will also provide the Services to OTI at an agreed upon cost based on Fair Market Value to be determined in accordance with Netafim's prices to other affiliates.

      Consideration

      3. In consideration for Netafim's Capital as well as the cost of the Services, OTI shall issue shares to Netafim, at a price per share based on the post-money valuation of $1,176,471 ("Share Price") by not later than December 31, 2003 ("First Period Shares"). Netafim will have full-ratchet anti-dilution protection if OTI issues any shares or convertible securities at a price lower than the Share Price.

      Loan

      4. Notwithstanding any other provisions set forth herein, it is hereby agreed between the Parties that in the event that: (i) this MOU terminates pursuant to the provisions of Section 16 hereto prior to the execution of the Agreement(s); or (ii) Netafim chooses not to exercise its right with respect to the Second Period Shares, any and all Netafim's Capital as well as Services invested in OTI up to such time shall be considered to constitute a shareholder's loan to be returned by OTI to Netafim (the "Loan"), as follows:

            (a) The Loan shall be repaid to Netafim in six monthly equal installments, the first of which shall be paid within 30 days from the date of occurrence of any of the foregoing. Each payment shall include principal + corresponding portion of interest.

            (b) The Loan, or any part thereof, shall bear interest at an annual rate of 5%.

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            (c)   The Loan shall be linked to the exchange rate of US Dollar.

Second Period - from end of First Period and until holding by Netafim of 51% of issued and outstanding shares of OTI

      Controlling Interest

      5. At the election of Netafim, OTI shall issue shares to Netafim such that after such transfer or issue respectively, together with the shares received or issued in the First Period as specified in paragraph 3 above, Netafim shall hold 51% of the issued and outstanding shares of OTI, on a fully diluted basis, all subject to the provisions specified in paragraph 5 below ("Second Period Shares"). Netafim's said right may be exercised at any time prior to December 31, 2003 at a price per Second Period Share(s) equal to the Share Price. The Share Price will be subject to anti-dilution adjustment so that the price to be paid (cost of the Services) by Netafim will not exceed the share price of the most recent investment in OTI.

      6. The Second Period Shares will be held in escrow by Netafim's independent lawyer(s) ("Escrow Agent") to secure full payment of the price, which will not bear interest. The price will not be paid in cash but rather Netafim will provide Services to OTI in an aggregate amount of $500,000 (including the cost of the Services provided by Netafim during the First Period) by no later than 31 December 2006, all as described in Annex B to this MOU. Each month, a corresponding proportion of the Second Period Shares will be released to Netafim by the Escrow Agent. Notwithstanding the foregoing, Netafim will have full voting control of the Second Period Shares, as long as Netafim does not default on the supply of the Services.

      Management Fees

      7. Upon the approval of the financial reports of OTI for year 2004, OTI shall pay OTUS management fees in a conclusive and final amount representing 10% of the net revenues received in effect by OTI for the sale of OTI Products only as shall be determined in the Agreement.

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Special Provisions

      8. Netafim will at all times have a right of first refusal to purchase any shares of OTI sold or otherwise transferred by OTUS. OTI shares shall have "tag-along" and/or "bring-along" rights attached to them, and said may be exercised in the event that Netafim chooses not to exercise its right of first refusal.

      9. After exercise of Netafim's right with respect to the Second Period Shares, Netafim shall have the right to appoint a majority of the directors of OTI as well as the management of OTI and its auditors and legal counsel.

      10. In the event that the operations of OTI will require funding additional to Netafim's Capital ("Working Capital"), the Parties will contribute the Working Capital pro-rata to their holdings, and any such contribution shall constitute a shareholders loan. A Party that fails to provide its pro-rata additional contribution within 6 months from the call date, shall have its holdings diluted.

      11. From the date of the Agreement until December 31, 2003 OTI will operate in the ordinary course of business and any material action or resolution will require the prior written consent of Netafim.

      12. From the date of the Agreement until December 31, 2003, OTI will allow Netafim to conduct an extensive due diligence of all aspects of OTI and will allow Netafim and its representatives full access to its premises, employees, suppliers and customers for this purpose. Furthermore, during this period Netafim will have the right to receive all documents and information provided to directors of OTI and OTUS.

      13. Following exercise of Netafim's right with respect to the Second Period Shares, Netafim will have the right to continue to supply Services to OTI at a pre-determined cost as set out in the Agreement.

      14. Netafim will continue to employ the senior personnel of OTI (CEO, Marketing Manager and Secretary) for a period of at least 12 months from the date of the Agreement.

Prerequisite Conditions

      15. It is agreed that this MOU and Netafim's obligations hereunder, shall come into force subject to and provided that all the following prerequisites were met by OTUS and OTI:

            (a) That OTUS and/or OTI shall immediately upon the execution of this MOU terminate the following agreements: (i) the distribution agreement with Agronaut Pte Ltd. of 27 August 2002; and (ii) the services agreement with Bio-B S'de Eliyahu Ltd. of 3 December 2002; and (iii) the securities

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                  purchase agreement with B.L.M. N.V. of 16 June 2002, and
                  provide Netafim with written confirmations from all concerned parties to the effect that said do not have any claims and/or demands and/or actions against OTUS and/or OTI.

            (b) That OTUS and/or OTI terminate the foundation agreement with Zion Levy and Ziv Electronics Systems Ltd. of 5 December 2002, and take all necessary actions required for the dissolution of the joint company formed thereunder (Nahar Hayarden Spices Ltd.), and provide Netafim with written confirmation from all concerned parties to the effect that said do not have any claims and/or demands and/or actions against OTUS and/or OTI.

            (c) That OTUS and/or OTI cause and take all actions required in order to allow Netafim to fully enjoy all its rights as provided hereunder.

            (d) That no changes of material effect shall be made in the operation of OTI from the date of execution of this MOU and until the date of execution of the Agreement(s), without Netafim's prior consent.

Term

      16. This MOU shall expire after 2 (two) months from the date of execution or any other extended date as mutually agreed in writing between the parties ("Expiration Date"), all subject to the fulfillment of the Prerequisite Conditions specified herein,.

      17. Upon execution of this MOU, Netafim shall conduct a due diligence investigation, which it deems necessary in order to enter into the Agreement(s), including without limitation: Services Supply Agreement; and Share Purchase Agreement. Subject to the results of this due diligence review to Netafim's satisfaction, the Agreement(s) shall be executed no later than the Expiration Date, unless such date is extended in writing signed by both parties. In the event that the parties do not sign an Agreement(s) as of such date or such extended date, the parties shall have no obligations or claims vis-a-vis each other, and the expressions of the parties as set forth in this MOU shall terminate as of such date, except that the provisions of paragraph 4 shall survive the expiration and/or termination of this MOU.

Confidentiality

      18. During the term of this MOU and thereafter, each Party hereto agrees to and agrees to cause its directors, its officers, employees and consultants or anyone receiving Confidential Information from it to undertake in writing to: (i) hold in confidence; and (ii) not reveal, report, publish, disclose or transfer, directly or indirectly, any of the disclosing party's (the "Disclosing Party") Confidential Information to any third party or to use any of the Disclosing Party's Confidential Information for any purpose at any time except as necessary to further the

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            business transactions contemplated in this MOU. All confidential information shall remain the sole property of the Disclosing Party. The party receiving the Confidential Information ("the Recipient") shall return all confidential information to the Disclosing Party within ten (10) days of the termination or expiration of this MOU unless such termination is due to the parties having executed and delivered the Agreement(s). For purposes of this MOU, "Confidential Information" shall mean any information or materials which have been previously disclosed or may hereafter be disclosed, whether in writing, verbally or by any other means and whether directly or indirectly, by the Disclosing Party to the Recipient, relating to the financial, technological and business information of the Disclosing Party.

            Without derogating from the above, the parties will hold in confidence unless required to disclose by judicial or administrative process or, in the opinion of its counsel, by applicable securities laws or regulations, all documents and information which:

            (a) any other Party furnished to it or its representatives in connection with the transactions contemplated by this Agreement; or

            (b) concern the Company, its operations or proposed operations or financial performance (including but not limited to the financial statements of The Company)

      (except in each case to the extent that such information (x) is at the time of disclosure known to the Party to which it was furnished as evidenced by written documents, (y) is or becomes in the public domain through no fault of such Party, or (z) is later lawfully acquired from other sources by the Party to which it was furnished (as evidenced by written documents), and each Party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement and shall not use such information other than in connection with this Agreement or the transactions contemplated hereby.

Approval

      19. The Parties agree that this MOU as well as the business plan, detailed working plan and budget, are all subject to the approvals of: (i) the Board of Directors of Netafim; and (ii) the Board of Directors of OTUS, which shall be provided not later than 7 days from the Effective Date.

No Shop

      20. Throughout the duration of this MOU, OTUS and OTI hereby undertake to refrain from negotiating and/or discussing any investment in OTI with any third party, without the prior consent of Netafim.

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Governing Law

      21. It is agreed between the parties that this MOU shall be governed by and construed in accordance with the laws of the State of Israel without giving effect to its provisions regarding conflict of laws.


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 Netafim (A.C.S.) Ltd.                                  OrganiTECH U.S.A. Inc.


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   Organitech Ltd.